Exhibit 99.1

Hortonworks Reports Third Quarter 2018 Revenue of $87.2 Million

Company Also Delivers $10.5 Million in Third Quarter Operating Cash Flow

SANTA CLARA, Calif.—November 8, 2018—Hortonworks, Inc.® (NASDAQ: HDP), a leading provider of global data management solutions, today announced financial results for the third quarter of 2018.

“We are pleased with our third quarter performance, which builds on top of the significant progress we have made during the first half of 2018,” said Rob Bearden, chief executive officer of Hortonworks. “Enterprise customers continue to choose Hortonworks’ platform and value-added services because they recognize the importance of end-to-end data lifecycle management across on-premises, multiple public clouds and the edge. Our open source approach to common security, data governance and management accelerates the hybrid cloud journey for customers as they transform their business models and focus on data intensive apps powered by AI.”

“In October, we announced a merger of equals with Cloudera to create the world’s leading next-generation data platform and deliver the industry’s first enterprise data cloud,” continued Mr. Bearden. “This transaction will hasten market development and produce substantial benefit for customers, partners and the open source community. Together, we will be able to expand our customer reach and capitalize on market opportunities, as we accelerate innovation for IoT, streaming, hybrid cloud, data management, data warehousing and AI. As we prepare for the integration of both companies, we remain committed to sustaining the healthy momentum we have been seeing in 2018 and carrying it into 2019.”

Third Quarter 2018 Financial Highlights

•	Revenue: Total GAAP revenue was $87.2 million for the third quarter of 2018, an increase of 26 percent compared to the third quarter of 2017.

•

Gross Profit: Total GAAP gross profit was $63.4 million for the third quarter of 2018, compared to $47.7 million for the same period last year. Non-GAAP gross profit was $65.9 million for the third quarter of 2018, compared to $49.7 million for the same period last year. GAAP gross margin was 73 percent for the third quarter of 2018, compared to 69 percent for the same period last year. Non-GAAP gross margin was 76 percent for the third quarter of 2018, compared to 72 percent for the same period last year.

•

Operating Loss: GAAP operating loss was $31.7 million for the third quarter of 2018, compared to $44.2 million for the same period last year. Non-GAAP operating loss was $5.2 million for the third quarter of 2018, compared to $15.4 million for the same period last year. GAAP operating margin was negative 36 percent for the third quarter of 2018, compared to negative 64 percent for the same period last year. Non-GAAP operating margin was negative 6 percent for the third quarter of 2018, compared to negative 22 percent for the same period last year.

•

Net Loss: GAAP net loss was $31.6 million for the third quarter of 2018, or $0.39 per basic and diluted share, compared to a GAAP net loss of $45.4 million, or $0.67 per basic and diluted share, in the third quarter of 2017. Non-GAAP net loss was $5.0 million for the third quarter of 2018, or $0.06 per basic and diluted share, compared to a non-GAAP net loss of $16.6 million, or $0.24 per basic and diluted share, for the same period last year.

•

Contract Liabilities: Total contract liabilities, which is comprised of short-term deferred revenue, other contract liabilities and long-term deferred revenue, were $265.2 million as of September 30, 2018, compared to $259.1 million as of June 30, 2018, $249.5 million as of March 31, 2018, $252.5 million as of January 1, 2018 and $275.2 million as of December 31, 2017. The balance as of January 1, 2018 reflects a reduction to contract liabilities of $22.7 million from December 31, 2017 as a result of our adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

•	Cash & Investments: Cash and investments totaled $104.8 million as of September 30, 2018, compared to $72.5 million as of December 31, 2017 and $63.2 million as of September 30, 2017.

•	Operating Cash: Operating cash flow was $10.5 million for the third quarter of 2018, compared to operating cash flow used of $15.4 million for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release.

Recent Business Highlights

•

Cloudera and Hortonworks Announce Merger to Create World’s Leading Next Generation Data Platform and Deliver Industry’s First Enterprise Data Cloud. In October, we jointly announced with Cloudera that we have entered into a definitive agreement under which the companies will combine in an all-stock merger of equals. The transaction will create the world’s leading next generation data platform provider, spanning multi-cloud, on-premises and the edge and establish the industry standard for hybrid cloud data management, accelerating customer adoption, community development and partner engagement. The companies expect to complete the transaction during the first quarter of calendar year 2019.

•

Hortonworks Named a Strong Performer in Cloud Data Warehouse Report by Independent Research Firm. In October, Hortonworks was cited as a Strong Performer in The Forrester Wave™: Cloud Data Warehouse, Q4 2018. Hortonworks Data Platform (HDP®) and Hortonworks DataPlane Service (Hortonworks DPS™) were evaluated for the report and received scores of five out of five in Multi-Cloud Support, Ability to Execute, Data Ingestion/Streaming, Concurrency, Elastic Scale and Use Cases subcategories. According to Forrester, Hortonworks “provides a cost-effective, nimble, and scalable architecture to implement data warehouses, whether on-premises, multi-cloud, or hybrid cloud. Customers like its flexible open source platform, multi-cloud support, data ingestion capabilities, performance and scale, and broad ecosystem of partners and tooling.”

•

Hortonworks, IBM and Red Hat Collaborate to Help Accelerate Containerized Big Data Workloads for Hybrid Architectures. In September, we announced a new Open Hybrid Architecture Initiative alongside IBM and Red Hat, a collaborative effort the companies can use to build a common enterprise deployment model designed to enable big data workloads to run in a hybrid manner across on-premises, multi-cloud and edge architectures.

•

Hortonworks Announces General Availability of Data Analytics Studio. In September, we announced the general availability of Hortonworks Data Analytics Studio (DAS), a new service that improves the productivity of business analysts by delivering faster insights from data at scale. The addition of DAS to Hortonworks DPS is an important step forward in enabling Hortonworks customers to manage their data effectively across clusters and environments whether they are on-premises or in the cloud.

•

Cloud Native Computing Foundation Welcomes Hortonworks as Gold Member. In September, the Cloud Native Computing Foundation (the Foundation), which sustains and integrates open source technologies like Kubernetes and Prometheus, announced that Hortonworks has joined the Foundation as a Gold Member.

•

Hortonworks Delivers Improved Operational Insights to Simplify Streaming Architectures. In August, we announced that we are delivering innovations that enable customers to get operational and streaming insights into data generated at the edge by enterprises. Performance improvements accelerate time to value, enabling businesses to capitalize on real-time market changes and customer sentiments. In addition, operational enhancements allow for clearer insights about data streams, making operations, DevOps and developers more productive.

Financial Outlook

In consideration of the anticipated merger with Cloudera, we will not provide guidance for the fourth quarter or full year 2018.

Third Quarter 2018 Earnings Conference Call and Webcast Details

Hortonworks will hold a conference call and webcast to discuss the Q3 2018 results and related matters at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) on Thursday, November 8, 2018. Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on the Hortonworks Investor Relations website at http://investors.hortonworks.com.

Shortly after the conclusion of the conference call, a replay of the audio webcast will be available on the Hortonworks Investor Relations website for approximately seven days.

Statement Regarding Use of Non-GAAP Financial Measures

Hortonworks reports non-GAAP results for gross profit and margins, operating loss and margins, net loss, basic and diluted net loss per share and expenses in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Hortonworks’ financial measures under GAAP include stock-based compensation expense, amortization of intangible assets, advisory fees and other expense items that are nonrecurring. Management believes the presentation of operating results that exclude these items provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of operating results across reporting periods. Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing the Company’s past and future operating performance.

Non-GAAP cost of revenue is calculated as GAAP cost of revenue less stock-based compensation expense. Management believes non-GAAP cost of revenue offers investors useful supplemental information regarding the performance of our business, and will help investors better understand our business.

Non-GAAP gross profit is calculated as GAAP revenue less our non-GAAP cost of revenue. Management believes non-GAAP gross profit offers investors useful supplemental information to help compare our recurring core business operating results over multiple periods.

Non-GAAP gross margin is calculated as non-GAAP gross profit divided by GAAP revenue. Management believes that non-GAAP gross margin offers investors useful supplemental information in evaluating our ongoing operational performance, and will help investors better understand our underlying business.

Non-GAAP operating loss is calculated as GAAP operating loss plus non-GAAP cost of revenue and operating expense adjustments. The Company believes that non-GAAP operating loss is a useful metric for management and investors because it excludes the effects of stock-based compensation expense, amortization of intangible assets, advisory fees and other expense items that are nonrecurring so that our management and investors have a greater visibility to the underlying performance of the business operations.

Non-GAAP operating margin is calculated as non-GAAP operating loss divided by GAAP revenue. Management believes that non-GAAP operating margin offers investors useful supplemental information in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods.

Non-GAAP net loss is calculated as GAAP net loss plus non-GAAP cost of revenue and operating expense adjustments. Management believes non-GAAP net loss offers investors useful supplemental information to help identify trends in our underlying business and perform related trend analyses.

Non-GAAP net loss per basic and diluted share is calculated as non-GAAP net loss divided by the weighted-average shares outstanding for the period. Management believes non-GAAP net loss per basic and diluted share offers investors useful supplemental information, and will help investors better understand our performance and return to shareholders.

Use of Forward-Looking Statements

This press release contains “forward-looking statements” regarding our performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding our expectations, goals or intentions regarding future performance, expenses, activity, or adoption of our solutions in our domestic and in international markets, the anticipated benefits of the merger with Cloudera, our expectation that the merger will close during the first quarter of calendar year 2019, our plan to sustain the healthy momentum we have been seeing in 2018 and carry it into 2019 and our expectations regarding HDP 3.0 and our partnerships. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) we have a history of losses, and we may not become profitable in the future, (ii) we have a limited operating history, which makes it difficult to predict our future results of operations, (iii) we do not have an adequate history with our offerings or pricing models to accurately predict the long-term rate of support subscription customer renewals or adoption, or the impact these renewals and adoption will have on our revenues or results of operations and (iv) we may experience risks related to the merger with Cloudera, including due to the failure to complete the merger, a delay in completing the merger, or various uncertainties and contractual restrictions and requirements that we and Cloudera are subject to while the merger is pending.

Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release are included in our Form 10-K filed on March 15, 2018, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018 and June 30, 2018 filed on May 9, 2018 and August 9, 2018, respectively, or in other filings we make with the Securities Exchange Commission from time to time, particularly under the caption Risk Factors.

All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and we undertake no obligation, and do not intend, to update these forward-looking statements.

About Hortonworks

Hortonworks is a leading provider of enterprise-grade, global data management platforms, services and solutions that deliver actionable intelligence from any type of data for over half of the Fortune 100. Hortonworks is committed to driving innovation in open source communities, providing unique value to enterprise customers. Along with its partners, Hortonworks provides technology, expertise and support so that enterprise customers can adopt a modern data architecture. For more information, visit www.hortonworks.com.

Hortonworks, HDP, HDF and DPS are registered trademarks or trademarks of Hortonworks, Inc. and its subsidiaries in the United States and other jurisdictions. For more information, please visit www.hortonworks.com. All other trademarks are the property of their respective owners.

Hortonworks, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Support subscription and professional services revenue:
Support subscription	$65,390	$53,198	$191,943	$141,088
Professional services	21,784	15,803	60,635	45,716

Total support subscription and professional services revenue	87,174	69,001	252,578	186,804
Cost of revenue:
Support subscription	9,036	8,765	26,534	22,148
Professional services	14,753	12,578	43,432	37,517

Total cost of revenue	23,789	21,343	69,966	59,665

Gross profit	63,385	47,658	182,612	127,139
Operating expenses:
Sales and marketing	50,446	48,176	153,889	148,921
Research and development	21,589	24,533	71,096	77,518
General and administrative	23,080	19,125	72,199	53,744

Total operating expenses	95,115	91,834	297,184	280,183

Loss from operations	(31,730)	(44,176)	(114,572)	(153,044)
Other income (expense), net	657	(786)	1,273	(2,134)

Loss before income tax expense	(31,073)	(44,962)	(113,299)	(155,178)
Income tax expense	501	406	1,527	1,101

Net loss	$(31,574)	$(45,368)	$(114,826)	$(156,279)

Net loss per share of common stock, basic and diluted	$(0.39)	$(0.67)	$(1.45)	$(2.41)

Weighted-average shares used in computing net loss per share of common stock, basic and diluted	81,797,566	67,920,575	79,166,112	64,747,020

Hortonworks, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$55,322	$62,739
Short-term investments	45,977	9,773
Accounts receivable, net	78,374	112,013
Contract assets	530	—
Deferred costs	23,778	—
Prepaid expenses and other current assets	11,111	10,809

Total current assets	215,092	195,334
Long-term investments	3,541	—
Property and equipment, net	12,369	16,383
Goodwill	34,333	34,333
Intangible assets, net	1,585	2,242
Deferred costs - noncurrent	26,062	—
Other assets	3,618	1,559
Restricted cash	9	882

Total assets	$296,609	$250,733

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,275	$6,134
Accrued compensation and benefits	16,332	22,483
Accrued expenses and other current liabilities	9,130	10,948
Deferred revenue	163,077	194,901
Other contract liabilities	15,829	—

Total current liabilities	210,643	234,466
Long-term deferred revenue	86,279	80,269
Other long-term liabilities	827	1,034

Total liabilities	297,749	315,769

Stockholders’ deficit:
Preferred stock, par value of $0.0001 per share—25,000,000 shares authorized; none issued or outstanding as of September 30, 2018 and December 31, 2017	—	—
Common stock, par value of $0.0001 per share—500,000,000 shares authorized as of September 30, 2018 and December 31, 2017; 83,518,001 shares issued and 83,044,900 shares outstanding as of September 30, 2018 and 72,830,962 shares issued and 72,607,893 shares outstanding as of December 31, 2017	9	8
Additional paid-in capital	944,900	842,875
Accumulated other comprehensive loss	(1,155)	(219)
Accumulated deficit	(944,894)	(907,700)

Total stockholders’ deficit	(1,140)	(65,036)

Total liabilities and stockholders’ equity (deficit)	$296,609	$250,733

Hortonworks, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,574)	$(45,368)	$(114,826)	$(156,279)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,119	2,289	6,388	6,524
Amortization of deferred costs	9,176	—	24,599	—
Amortization of discounts and premiums	(24)	66	(7)	263
Amortization of intangible assets	221	221	657	657
Stock-based compensation expense	24,744	28,533	82,474	79,155
Loss on early exit of lease	—	—	—	349
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	(364)	382	(778)	1,316
Provision for losses on accounts receivable	—	102	189	102
Other	128	73	384	222
Changes in operating assets and liabilities:
Accounts receivable	11,304	(3,654)	32,586	4,303
Contract assets	(231)	—	1,920	—
Prepaid expenses and other current assets	621	(1,247)	(793)	(3,613)
Deferred costs	(7,139)	—	(22,447)	—
Other assets	(1,867)	(1,668)	(1,758)	(2,318)
Accounts payable	573	(2,825)	7	(1,350)
Accrued expenses and other current liabilities	(191)	(2,540)	(1,203)	(4,261)
Accrued compensation and benefits	(3,547)	(1,395)	(5,941)	(735)
Deferred revenue	713	11,995	12,453	40,363
Other contract liabilities	5,804	—	2,795	—
Other long-term liabilities	(16)	(347)	(269)	(801)

Net cash provided by (used in) operating activities	10,450	(15,383)	16,430	(36,103)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(19,790)	(1,304)	(59,079)	(1,304)
Proceeds from maturities of investments	8,635	8,265	19,315	27,565
Purchases of property and equipment	(931)	(2,198)	(2,596)	(4,401)

Net cash (used in) provided by investing activities	(12,086)	4,763	(42,360)	21,860

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	9,619	9,397	20,310	14,985
Proceeds from exercise of warrants	—	—	4,062	—
Tax withholding shares	(97)	(610)	(4,958)	(1,172)
Payments of capital lease liability	(89)	(108)	(262)	(311)
Payment of fees for line of credit	(106)	(27)	(408)	(79)

Net cash provided by financing activities	9,327	8,652	18,744	13,423

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	387	(1,104)	1,341
Net increase (decrease) increase in cash, cash equivalents and restricted cash	7,688	(1,581)	(8,290)	521
Cash, cash equivalents and restricted cash—Beginning of period	47,643	56,750	63,621	54,648

Cash, cash equivalents and restricted cash—End of period	$55,331	$55,169	$55,331	$55,169

Hortonworks, Inc.

Reconciliation of GAAP to Non-GAAP

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Non-GAAP Gross Profit and Margin:
Gross profit	$63,385	$47,658	$182,612	$127,139
Stock-based compensation expense	2,500	2,090	7,476	5,489

Non-GAAP gross profit	$65,885	$49,748	$190,088	$132,628

Gross margin percentages:
GAAP	73%	69%	72%	68%
Non-GAAP	76%	72%	75%	71%
Non-GAAP Operating Loss and Margin:
Operating loss	$(31,730)	$(44,176)	$(114,572)	$(153,044)
Stock-based compensation expense	24,744	28,533	82,474	79,155
Loss on early exit of lease	—	—	—	349
Amortization of intangible assets	221	221	657	657
Legal and other fees related to proposed merger	1,600	—	1,600	—

Non-GAAP operating loss	$(5,165)	$(15,422)	$(29,841)	$(72,883)

Operating margin percentages:
GAAP	(36)%	(64)%	(45)%	(82)%
Non-GAAP	(6)%	(22)%	(12)%	(39)%
Non-GAAP Net Loss and Net Loss per Share:
Net loss	$(31,574)	$(45,368)	$(114,826)	$(156,279)
Stock-based compensation expense	24,744	28,533	82,474	79,155
Loss on early exit of lease	—	—	—	349
Amortization of intangible assets	221	221	657	657
Legal and other fees related to proposed merger	1,600	—	1,600	—

Non-GAAP net loss	$(5,009)	$(16,614)	$(30,095)	$(76,118)

Weighted-average shares outstanding	81,797,566	67,920,575	79,166,112	64,747,020
Non-GAAP net loss per share	$(0.06)	$(0.24)	$(0.38)	$(1.18)
Stock-based compensation expense by function:
Cost of revenue	$2,500	$2,090	$7,476	$5,489
Sales and marketing	7,736	10,011	22,735	26,606
Research and development	6,042	9,463	23,331	30,401
General and administrative	8,466	6,969	28,932	16,659

Total stock-based compensation expense	$24,744	$28,533	$82,474	$79,155

For Additional Information Contact:

Reuben Gallegos

VP, Investor Relations and Corporate Development

rgallegos@hortonworks.com